Exhibit (g)(1)

Table of contents

1.	INTENTION OF THE PARTIES; DEFINITIONS	4
1.1	Intention of the Parties	4
1.2	Definitions; Interpretation	4

2.	WHAT J.P. MORGAN IS REQUIRED TO DO	7
2.1	Set Up Accounts	7
2.2	Cash Account	8
2.3	Segregation of Assets; Nominee Name	8
2.4	Settlement of Transactions	9
2.5	Contractual Settlement Date Accounting	9
2.6	Actual Settlement Date Accounting	10
2.7	Income Collection (AutoCredit®)	10
2.8	Miscellaneous Administrative Duties	11
2.9	Corporate Actions	11
2.10	Class Action Litigation	12
2.11	Proxies	12
2.12	Statements of Account	12
2.13	Access to J.P. Morgan’s Records	13
2.14	Maintenance of Financial Assets at Subcustodian Locations	14
2.15	Tax Relief Services	14
2.16	Foreign Exchange Transactions	14
2.17	Notifications	14

2.18	COMPLIANCE WITH SECURITIES AND EXCHANGE COMMISSION (SEC)	15
2.19	Compliance with SEC Rule 17f-7	17

3.	INSTRUCTIONS	17
3.1	Acting on Instructions; Method of Instruction and Unclear Instructions	17
3.2	Verification and Security Procedures	18
3.3	Instructions; Contrary to Law/Market Practice	18
3.4	Cut-Off Times	18
3.5	Electronic Access	18

4.	FEES, EXPENSES AND OTHER AMOUNTS OWING TO J.P. MORGAN	18
4.1	Fees and Expenses	18
4.2	Overdrafts	19
4.3	J.P. Morgan’s Right Over Securities; Set-off	19

5.	SUBCUSTODIANS, SECURITIES DEPOSITORIES, AND OTHER AGENTS	20
5.1	Appointment of Subcustodians; Use of Securities Depositories	20
5.2	Liability for Subcustodians	22

6.	ADDITIONAL PROVISIONS	22
6.1	Representations of the Customer and J.P. Morgan	22
6.2	The Customer is Liable to J.P. Morgan Even if it is Acting for Another Person	23

6.3	Special Settlement Services	23

7.	WHEN J.P. MORGAN IS LIABLE TO CUSTOMER	23
7.1	Standard of Care; Liability	23
7.1	Standard of Care; Liability	23
7.2	Force Majeure	25
7.3	J.P. Morgan May Consult With Counsel	26
7.4	J.P. Morgan Provides Diverse Financial Services and May Generate Profits as a Result	26
7.5	Assets Held Outside J.P. Morgan’s Control	26
7.6	Ancillary services	27

8.	TAXATION	27
8.1	Tax Obligations	27
8.2	Tax Relief Services	28

9.	TERMINATION	28
9.1	Termination	28
9.2	Exit Procedure	29

10.	MISCELLANEOUS	30
10.1	Notifications	30
10.2	Successors and Assigns	30
10.3	Entire Agreement	30
10.4	Information Concerning Deposits at J.P. Morgan’s London Branch	31
10.5	Insurance	31
10.6	Security Holding Disclosure	31
10.7	USA PATRIOT Act Disclosure	31
10.8	Governing Law and Jurisdiction	31
10.9	Severability; Waiver; and Survival	32
10.10	Confidentiality	32
10.11	Counterparts	33
10.12	No Third Party Beneficiaries	33
10.13	Use of Names	33
10.14	Several Obligations of the Funds	34

SCHEDULE 1 List of Subcustodians and Markets Used by J.P. Morgan		36
SCHEDULE 2 Form of Board Resolution		40
SCHEDULE 3 J.P. Morgan Worldwide Securities Services Custody Restricted Markets Schedule		41
ANNEX A Electronic Access		44

GLOBAL CUSTODY AGREEMENT

This Agreement, dated August 19, 2011, is between JPMORGAN CHASE BANK, NATIONAL ASSOCIATION (“J.P. Morgan”), with a place of business at 4 New York Plaza, New York, New York 10004; and FLEXSHARES TRUST (the “Trust” or “Customer”) a Maryland statutory trust registered under the Investment Company Act of 1940, as amended (the “1940 Act”), with a place of business at 50 South LaSalle Street, Illinois, Chicago 60603, severally and for and on behalf of its series listed on Appendix A hereto (each a “Fund” and together the “Funds”) as the same may be amended from time to time.

1.	INTENTION OF THE PARTIES; DEFINITIONS

1.1	Intention of the Parties

(a)	This Agreement sets out the terms on which J.P. Morgan will serve as custodian to the Funds, it being understood that Customer (i) may be comprised of one or more Funds, each of which represents an interest in a separate investment portfolio, but for administrative convenience only (ii) wishes to evidence its appointment of J.P. Morgan as custodian with this single agreement, notwithstanding its intention that each Fund be separately bound. This Agreement sets out the terms on which J.P. Morgan will be providing custodial, settlement and other associated services to the Customer. J.P. Morgan will be responsible for the performance of only those duties set forth in this Agreement.

(b)	Investing in Financial Assets and cash in foreign jurisdictions may involve risks of loss or other special features. The Customer acknowledges that J.P. Morgan is not providing any legal, tax or investment advice in providing the services under this Agreement and will not be liable for any losses resulting from Country Risk.

(c)	The terms and conditions of this Agreement are applicable only to the services which are specified in this Agreement. Other services are subject to separate terms and conditions, which J.P. Morgan will make available to the Customer upon request.

1.2	Definitions; Interpretation

(a)	As used herein, the following terms have the meaning hereinafter stated.

“Account” has the meaning set forth in Section 2.1 of this Agreement.

“Affiliate” means an entity controlling, controlled by, or under common control with, J.P. Morgan or the Customer, as the case may be.

“Affiliated Subcustodian” means a Subcustodian that is an Affiliate.

“Applicable Law” means any applicable statute, treaty, rule, regulation or common law and any applicable decree, injunction, judgment, order, formal interpretation or ruling issued by a court or governmental entity.

“Authorized Person” means any person who has been designated by written notice from the Customer in the form as provided by J.P. Morgan (or by written notice in the form as provided by J.P. Morgan from any agent designated by the Customer, including, without limitation, an investment manager) to act on behalf of the Customer under this Agreement and any person who has been given an access code by a security administrator appointed by the Customer which allows the provision of Instructions. Such persons will continue to be Authorized Persons until such time as J.P. Morgan receives and has had reasonable time to act upon Instructions from the Customer (or its agent) that any such person is no longer an Authorized Person.

“Cash Account” has the meaning set forth in Section 2.1(a)(ii).

“Confidential Information” means and includes all non public information concerning the Customer or the Accounts which J.P. Morgan receives in the course of providing services under this Agreement. Nevertheless, the term Confidential Information shall not include information which is or becomes available to the general public by means other than J.P. Morgan’s breach of the terms of this Agreement or information which J.P. Morgan obtains on a non- confidential basis from a person who is not known to be subject to any obligation of confidence to any person with respect to that information.

“Corporate Action” means any subscription right, bonus issue, stock repurchase plan, redemption, exchange, tender offer, or similar matter with respect to a Financial Asset in the Securities Account that requires discretionary action by the beneficial owner of the Security, but does not include rights with respect to class action litigation or proxy voting.

“Country Risk” means the risk of investing or holding assets in a particular country or market, including, but not limited to, risks arising from nationalization, expropriation or other governmental actions; the country’s financial infrastructure, including prevailing custody, tax and settlement practices; laws applicable to the safekeeping and recovery of Financial Assets and cash held in custody; the regulation of the banking and securities industries, including changes in market rules; currency restrictions, devaluations or fluctuations; and market conditions affecting the orderly execution of securities transactions or the value of assets.

“Entitlement Holder” means the person named on the records of a Securities Intermediary as the person having a Securities Entitlement against the Securities Intermediary.

“Financial Asset” means a Security and refers, as the context requires, either to the asset itself or to the means by which a person’s claim to it is evidenced, including a Security, a security certificate, or a Securities Entitlement. “Financial Asset” does not include cash.

“Instruction” means an instruction that has been verified in accordance with a Security Procedure or, if no Security Procedure is applicable, which J.P. Morgan believes in good faith to have been given by an Authorized Person.

“J.P. Morgan Indemnitees” means J.P. Morgan, its Affiliates, its Subcustodians, and their respective nominees, directors, officers, employees and agents.

“J.P. Morgan’s London Branch” means the London branch office of JPMorgan Chase Bank, N.A.

“Liabilities” means any liabilities, losses, claims, costs, damages, penalties, fines, obligations, taxes (other than taxes based solely on J.P. Morgan’s income), or expenses of any kind whatsoever (including, without limitation, reasonable attorneys’, accountants’, consultants’ or experts’ fees and disbursements).

“Securities” means shares, stocks, debentures, bonds, notes or other like obligations, whether issued in certificated or uncertificated form, and any certificates, receipts, warrants or other instruments representing rights to receive, purchase or subscribe for the same that are commonly traded or dealt in on securities exchanges or financial markets or other obligations of an issuer, or shares, participations and interests in an issuer recognized in the country in which it is issued or dealt in as a medium for investment and any other property as may be acceptable to J.P. Morgan for the Securities Account.

“Securities Account” means each Securities custody account on J.P. Morgan’s records to which Financial Assets are or may be credited under this Agreement.

“Securities Depository” means any securities depository, dematerialized book entry system or similar system for the central handling of Securities.

“Securities Entitlement” means the rights and property interests of an Entitlement Holder with respect to a Financial Asset as set forth in Part 5 of Article 8 of the Uniform Commercial Code of the State of New York, as the same may be amended from time to time.

“Securities Intermediary” means J.P. Morgan, a Subcustodian, a Securities Depository, and any other financial institution which in the ordinary course of business maintains Securities custody accounts for others and acts in that capacity.

“Security Procedure” means a security procedure to be followed by the Customer upon the issuance of an Instruction and/or by J.P. Morgan upon the receipt of an Instruction, so as to enable J.P. Morgan to verify that such Instruction is authorized, as set forth in service level documentation in effect from time to time between the parties with respect to the services set forth in this Agreement, or as otherwise agreed in writing by the parties. A Security Procedure may, without limitation, involve the use of algorithms, codes, passwords, encryption or telephone call backs, and may be updated by J.P. Morgan from time to time upon notice to the Customer. The Customer acknowledges that the Security Procedure is designed to verify the authenticity of, and not detect errors in, Instructions. For the avoidance of doubt, the parties agree that a SWIFT message issued in the name of the Customer through any third party utility agreed upon by the parties as being a method for providing Instructions and authenticated in accordance with that utility’s customary procedures, shall be deemed to be an authorized Instruction.

“Subcustodian” means any of the subcustodians appointed by J.P. Morgan from time to time to hold Securities and act on its behalf in different jurisdictions (and being at the date of this Agreement the entities listed in Schedule 1) and includes any Affiliated Subcustodian.

(b)	Headings are for reference and convenience only and are not intended to affect interpretation.

(c)	References to Articles and Sections are to Articles and Sections of this Agreement and references to sub-sections and paragraphs are to sub-sections of the Sections and paragraphs of the sub-sections in which they appear.

(d)

Unless the context requires otherwise, references in this Agreement to “persons” shall include legal as well as natural entities; references importing the singular shall include the plural (and vice versa); use of the generic masculine pronoun shall include the feminine; use of the term “including” shall be deemed to mean “including but not limited to,” and references to appendices and numbered sections shall be to such addenda and provisions herein; all such addenda are hereby incorporated in this Agreement by reference.

2.	WHAT J.P. MORGAN IS REQUIRED TO DO

2.1	Set Up Accounts

(a)	J.P. Morgan will establish and maintain the following accounts (“Accounts”):

(i)	one or more Securities Accounts in the name of Customer (or in another name requested by the Customer that is acceptable to J.P. Morgan) for Financial Assets, which may be held by J.P. Morgan or a Subcustodian or a Securities Depository for J.P. Morgan on behalf of the Customer, including as an Entitlement Holder; and

(ii)	one or more accounts in the name of the Customer (or in another name requested by the Customer that is acceptable to J.P. Morgan) (“Cash Account”) for any and all cash in any currency received by or on behalf of J.P. Morgan for the account of the Customer.

Notwithstanding paragraph 2.1(a)(ii), cash held in respect of those markets where the Customer is required to have a cash account in its own name held directly with the relevant Subcustodian or Securities Depository will be held in that manner and will not be part of the Cash Account.

(b)	At the request of the Customer, additional Accounts may be opened in the future, and such additional Accounts shall be subject to the terms of this Agreement.

(c)	In the event that the Customer requests the opening of any additional Account for the purpose of holding collateral pledged by the Customer to a securities exchange, clearing corporation, or other central counterparty (a “Counterparty”) to secure trading activity by the Customer, or the pledge to a Counterparty of cash or individual Securities held in an Account, that Account (or the pledged cash or Securities) shall be subject to the collateral arrangements in effect between J.P. Morgan and the Counterparty in addition to the terms of this Agreement.

(d)	J.P. Morgan’s obligation to open Accounts pursuant to Section 2.1(a) is conditional upon J.P. Morgan receiving such of the following documents as J.P. Morgan may require:

(i)	a certified copy of the Customer’s constitutional documents as currently in force;

(ii)	evidence reasonably satisfactory to J.P. Morgan of the due authorization and execution of this Agreement by the Customer (for example by a certified copy of a resolution of the Customer’s board of directors or equivalent governing body, substantially in the form set out in Schedule 2);

(iii)	J.P. Morgan’s standard form fund manager mandate completed by the fund manager designated by the Customer; and

(iv)	in the case of any Account opened in a name not that of the Customer, documentation with respect to that name similar to that set forth in sub-sections (i) – (iii).

(e)	J.P. Morgan reserves the right to reverse any transactions that were credited to the Accounts due to mis-postings and other similar causes.

2.2	Cash Account

(a)	Any amount standing to the credit of the Cash Account is a debt due from J.P. Morgan to the Customer as banker. Except as otherwise provided in Instructions acceptable to J.P. Morgan, all cash held in the Cash Account will be deposited during the period it is credited to the Accounts in one or more deposit accounts at J.P. Morgan or at J.P. Morgan’s London Branch. Any cash so deposited with J.P. Morgan’s London Branch will be payable exclusively by J.P. Morgan’s London Branch in the applicable currency, subject to compliance with Applicable Law, including, without limitation, any restrictions on transactions in the applicable currency imposed by the country of the applicable currency.

(b)	Any amounts credited by J.P. Morgan to the Cash Account on the basis of a notice or an interim credit from a third party, may be reversed if J.P. Morgan does not receive final payment in a timely manner. J.P. Morgan will notify the Customer promptly of any such reversal.

2.3	Segregation of Assets; Nominee Name

(a)	J.P. Morgan will identify in its books that Financial Assets credited to the Customer’s Securities Account belong to the Customer (except as otherwise may be agreed by J.P. Morgan and the Customer).

(b)	To the extent permitted by Applicable Law or market practice, J.P. Morgan will require each Subcustodian to identify in its own books that Financial Assets held at such Subcustodian by J.P. Morgan on behalf of its customers belong to customers of J.P. Morgan, such that it is readily apparent that the Financial Assets do not belong to J.P. Morgan or the Subcustodian.

(c)	J.P. Morgan is authorized, in its discretion:

(i)	to hold in bearer form, such Financial Assets as are customarily held in bearer form or are delivered to J.P. Morgan or its Subcustodian in bearer form;

(ii)	to hold Securities in or deposit Securities with any Securities Depository;

(iii)	to hold Securities in omnibus accounts on a fungible basis and to accept delivery of Securities of the same class and denomination as those deposited with J.P. Morgan or its Subcustodian; and

(iv)	to register in the name of the Customer, J.P. Morgan, a Subcustodian, a Securities Depository, or their respective nominees, such Financial Assets as are customarily held in registered form.

2.4	Settlement of Transactions

Subject to Article 3 and Section 4.2 of this Agreement, J.P. Morgan will use reasonable care and act in accordance with Instructions with respect to settlement of transactions. Settlement will be conducted in accordance with prevailing standards of the market in which the transaction occurs. Without limiting the generality of the foregoing, the Customer authorizes J.P. Morgan to deliver Securities or payment in accordance with applicable market practice in advance of receipt or settlement of consideration expected in connection with such delivery or payment, and the Customer acknowledges and agrees that such action alone will not of itself constitute negligence, fraud, or willful misconduct of J.P. Morgan, and the risk of loss arising from any such action will be borne by the Customer. In the case of the failure of the Customer’s counterparty (or other appropriate party) to deliver the expected consideration as agreed, J.P. Morgan will contact the counterparty to seek settlement and will notify the Customer of such failure. If the Customer’s counterparty continues to fail to deliver the expected consideration, J.P. Morgan will provide information reasonably requested by the Customer that J.P. Morgan has in its possession to allow the Customer to enforce rights that the Customer has against the Customer’s counterparty, but neither J.P. Morgan nor its Subcustodians will be obliged to institute legal proceedings, file a proof of claim in any insolvency proceeding or take any similar action.

2.5	Contractual Settlement Date Accounting

(a)	J.P. Morgan will effect book entries on a contractual settlement date accounting basis as described below with respect to the settlement of transactions in those markets where J.P. Morgan generally offers contractual settlement date accounting.

(i)	Sales: On the settlement date for a sale, J.P. Morgan will credit the Cash Account with the proceeds of the sale and, if not already delivered, transfer the relevant Financial Assets to an account at J.P. Morgan pending settlement of the transaction.

(ii)	Purchases: On the settlement date for a purchase (or earlier, if market practice requires delivery of the purchase price before the settlement date), J.P. Morgan will debit the Cash Account for the settlement amount and credit a separate account at J.P. Morgan. J.P. Morgan then will post the Securities Account as awaiting receipt of the expected Financial Assets. The Customer will not be entitled to the delivery of Financial Assets until J.P. Morgan or a Subcustodian actually receives them.

Upon request, J.P. Morgan shall provide the Customer with a list of those markets for which it provides contractual settlement date accounting. J.P. Morgan may add markets to or remove markets from such list upon reasonable notice to the Customer. J.P. Morgan reserves the right to restrict in good faith the availability of contractual settlement date accounting for credit or operational reasons.

(b)	J.P. Morgan may reverse any debit or credit made pursuant to Section 2.5(a) prior to a transaction’s actual settlement upon notice to the Customer in cases where J.P. Morgan reasonably believes that the transaction will not settle in the ordinary course within a reasonable time. The Customer will be responsible for any costs or Liabilities resulting from such reversal. The Customer acknowledges that the procedures described in Section 2.5 are of an administrative nature, and J.P. Morgan does not undertake to make loans and/or Financial Assets available to the Customer.

2.6	Actual Settlement Date Accounting

With respect to settlement of a transaction that is not posted to the Account on the contractual settlement date as referred to in Section 2.5, J.P. Morgan will post the transaction on the date on which the cash or Financial Assets received as consideration for the transaction is actually received and settled by J.P. Morgan.

2.7	Income Collection (AutoCredit®)

(a)	J.P. Morgan will monitor information publicly available in the applicable market about forthcoming income payments on the Financial Assets, and will promptly notify the Customer of such information.

(b)	Unless the Customer is notified otherwise, J.P. Morgan will credit the Cash Account with income proceeds on Financial Assets on the anticipated payment date, net of any taxes that are withheld by J.P. Morgan or any third party (“AutoCredit”) in those markets where J.P. Morgan customarily provides an AutoCredit service. Upon request, J.P. Morgan shall provide the Customer with a list of AutoCredit eligible markets. J.P. Morgan may add markets to or remove markets from the list of AutoCredit markets upon notice to the Customer that is reasonable in the circumstances. J.P. Morgan may reverse AutoCredit credits upon oral or written notification to the Customer if J.P. Morgan believes that the corresponding payment will not be received by J.P. Morgan within a reasonable period or the credit was incorrect.

(c)	In markets where J.P. Morgan does not provide an AutoCredit service, income on Financial Assets, net of any taxes withheld by J.P. Morgan or any third party, will be credited only after actual receipt and reconciliation by J.P. Morgan.

(d)	J.P. Morgan will use reasonable efforts to contact appropriate parties to collect unpaid interest, dividends or redemption proceeds and notify the Customer of the late payment, but neither J.P. Morgan nor its Subcustodians will be obliged to file any formal notice of default, institute legal proceedings, file a proof of claim in any insolvency proceeding or take any similar action.

2.8	Miscellaneous Administrative Duties

(a)	Until J.P. Morgan receives Instructions to the contrary, J.P. Morgan will:

(i)	present all Financial Assets for which J.P. Morgan has received notice of a call for redemption or that have otherwise matured, and all income and interest coupons and other income items that call for payment upon presentation;

(ii)	execute in the name of the Customer such certificates as may be required to obtain payment in respect of Financial Assets; and

(iii)	exchange interim or temporary documents of title held in the Securities Account for definitive documents of title.

(b)	In the event that, as a result of holding of Financial Assets in an omnibus account, the Customer receives fractional interests in Financial Assets arising out of a Corporate Action or class action litigation, J.P. Morgan will credit the Customer with the amount of cash it would have received had the Financial Assets not been held in an omnibus account, and the Customer shall relinquish to J.P. Morgan its interest in such fractional interests.

(c)	If some, but not all, of an outstanding class of Financial Assets is called for redemption, J.P. Morgan may allot the amount redeemed among the respective beneficial holders of such a class of Financial Assets on a pro rata basis or in a similar manner J.P. Morgan deems fair and equitable.

2.9	Corporate Actions

(a)	J.P. Morgan will act in accordance with local market practice to obtain information concerning Corporate Actions that is publicly available in the local market. J.P. Morgan also will review information obtained from sources to which it subscribes for information concerning such Corporate Actions. J.P. Morgan will promptly provide that information (or summaries that reflect the material points concerning the applicable Corporate Action) to the Customer or its Authorized Person.

(b)	J.P. Morgan will act in accordance with the Customer’s Instructions in relation to such Corporate Actions. If the Customer fails to provide J.P. Morgan with timely Instructions with respect to any Corporate Action, neither J.P. Morgan nor its Subcustodians or their respective nominees will take any action in relation to that Corporate Action, except as otherwise agreed in writing by J.P. Morgan and the Customer or as may be set forth by J.P. Morgan as a default action in the notification it provides under Section 2.9(a) with respect to that Corporate Action.

2.10	Class Action Litigation

Any notices received by J.P. Morgan’s corporate actions department about settled securities class action litigation that requires action by affected owners of the underlying Financial Assets will be promptly notified to the Customer if J.P. Morgan, using reasonable care and diligence in the circumstances, identifies that the Customer was a shareholder and held the relevant Financial Assets in custody with J.P. Morgan at the relevant time. J.P. Morgan will not make filings in the name of the Customer in respect to such notifications except as otherwise agreed in writing between the Customer and J.P. Morgan. The services set forth in this Section 2.10 are available only in certain markets, details of which are available from J.P. Morgan on request.

2.11	Proxies

(a)	J.P. Morgan will monitor information distributed to holders of Financial Assets about upcoming shareholder meetings, promptly notify the Customer of such information and, subject to Section 2.11(c), act in accordance with the Customer’s Instructions in relation to such meetings (the “Proxy Voting Service”).

(b)	The Proxy Voting Service is available only in certain markets, details of which are available from J.P. Morgan on request. Provision of the Proxy Voting Service is conditional upon receipt by J.P. Morgan of a duly completed enrolment form as well as additional documentation that may be required for certain markets.

(c)	The Proxy Voting Service does not include physical attendance at shareholder meetings. Requests for physical attendance at shareholder meetings can be made but they will be evaluated and agreed to by J.P. Morgan on a case by case basis.

(d)	The Customer acknowledges that the provision of the Proxy Voting Service may be precluded or restricted under a variety of circumstances. These circumstances include, but are not limited to:

(i)	the Financial Assets being on loan or out for registration;

(ii)	the pendency of conversion or another corporate action;

(iii)	the Financial Assets being held in a margin or collateral account at J.P. Morgan or another bank or broker, or otherwise in a manner which affects voting;

(iv)	local market regulations or practices, or restrictions by the issuer; and

(v)	J.P. Morgan being required to vote all shares held for a particular issue for all of J.P. Morgan’s customers on a net basis (i.e., a net yes or no vote based on voting instructions received from all its customers). Where this is the case, J.P. Morgan will notify the Customer.

2.12	Statements of Account

(a)	J.P. Morgan will provide the Customer with a statement of account for each Account, identifying cash and Financial Assets held in the Account and any transfers to and from the Account. Statements of account may be delivered electronically or on-line over the Internet and are deemed delivered when sent electronically or posted on the Internet. The Customer will review its statement of account and give J.P. Morgan written notice of (i) any suspected error or omission or (ii) non-receipt of a statement of account within a reasonable time after the statement of accounts is sent or made available to the Customer, as the case may be.

(b)	The Customer acknowledges that information available to it electronically with respect to transactions posted after the close of the prior business day may not be accurate due to mis-postings, delays in updating Account records, and other causes. J.P. Morgan will not be liable for any loss or damage arising out of any such information accessed electronically that is subsequently updated or corrected by the close of business on the first business day after the original transaction was posted absent negligence or wilfull misconduct by a J.P. Morgan Indemnitee.

2.13	Access to J.P. Morgan’s Records

(a)	J.P. Morgan will allow the Customer’s auditors and independent public accountants such reasonable access to the records of J.P. Morgan relating to the Accounts as is required in connection with their examination of books and records pertaining to the Customer’s affairs. Subject to restrictions under the relevant local law, J.P. Morgan also directs any Subcustodian to permit the Customer’s auditors and independent public accountants, reasonable access to the records of any Subcustodian of Financial Assets held in the Securities Account as may be required in connection with such examination.

(b)	J.P. Morgan will, upon reasonable written notice, allow the Customer reasonable access during normal working hours to the records relating to the Accounts. J.P. Morgan may impose reasonable restrictions on the number of individuals allowed access, the frequency and length of such access, and the scope of the records made available. The Customer shall reimburse J.P. Morgan for the reasonable cost of copying, collating and researching archived information.

(c)	J.P. Morgan shall keep records relating to its activities and obligations under this Agreement in the form and manner, and for such period, as it may deem advisable, but not inconsistent with the rules and regulations of appropriate government authorities, in particular, Section 31 of the 1940 Act and the rules thereunder. J.P. Morgan acknowledges and agrees that the underlying records maintained by J.P. Morgan are the property of Customer.

(d)	J.P. Morgan will obtain an undertaking to require Subcustodian to preserve such records for the applicable periods for which J.P. Morgan is, or may be, required to preserve in accordance with laws, rules and regulations applicable to J.P. Morgan.

(e)	Upon the request of the Customer, J.P. Morgan shall provide the latest copy of the audit report of its independent accountants of J.P. Morgan’s systems of internal accounting controls pursuant to requirements of the Statement of Auditing Standards No. 70 report as issued by the American Institute of Certified Public Accountants, as it may be amended from time to time.

2.14	Maintenance of Financial Assets at Subcustodian Locations

(a)	Unless Instructions require another location acceptable to J.P. Morgan, Financial Assets will be held in the country or jurisdiction in which their principal trading market is located, where such Financial Assets may be presented for payment, where such Financial Assets were acquired, or where such Financial Assets are held. J.P. Morgan reserves the right to refuse to accept delivery of Financial Assets or cash in countries and jurisdictions other than those referred to in Schedule 1 to this Agreement, as in effect from time to time. J.P. Morgan may modify Schedule 1 to this Agreement upon written notice to the Customer.

(b)	J.P. Morgan reserves the right to restrict the services it provides in certain markets that are deemed by J.P. Morgan to be restricted markets from time to time. A current list of these markets, and a summary of the related restrictions, is set forth on Schedule 3. J.P. Morgan may update Schedule 3 from time to time upon written notice to the Customer.

2.15	Tax Relief Services

J.P. Morgan will provide tax relief services as provided in Section 8.2.

2.16	Foreign Exchange Transactions

To facilitate the administration of the Customer’s trading and investment activity, J.P. Morgan may, but will not be obliged to, enter into spot or forward foreign exchange contracts with the Customer, or an Authorized Person, and may also provide foreign exchange contracts and facilities through its Affiliates or Subcustodians. Instructions, including standing Instructions, may be issued with respect to such contracts, but J.P. Morgan may establish rules or limitations concerning any foreign exchange facility made available. In all cases where J.P. Morgan, its Affiliates or Subcustodians enter into a master foreign exchange contract that covers foreign exchange transactions for the Accounts, the terms and conditions of that foreign exchange contract and, to the extent not inconsistent, this Agreement, will apply to such transactions.

2.17	Notifications

If the Customer has agreed to access information concerning the Accounts through J.P. Morgan’s website, J.P. Morgan may make any notifications required under this Agreement by posting it on the website.

J.P. Morgan will provide to Customer any legal notice or other notice with respect to any change in the parties’ rights and responsibilities under this Agreement in accordance with the notice provisions in Section 10.1.

2.18	Compliance With Securities And Exchange Commission (“SEC”) Rule 17f-5 (“Rule 17f-5”).

(a)	Customer’s board of directors (or equivalent body) (hereinafter ‘Board’) hereby delegates to J.P. Morgan, and, except as to the country or countries as to which J.P. Morgan may, from time to time, advise Customer that it does not accept such delegation, J.P. Morgan hereby accepts the delegation to it, of the obligation to perform as Customer’s ‘Foreign Custody Manager’ (as that term is defined in rule 17f-5(a)(3) as promulgated under the Investment Company Act of 1940, as amended (“1940 Act”)), including for the purposes of: (i) selecting Eligible Foreign Custodians (as that term is defined in rule 17f-5(a)(1), and as the same may be amended from time to time, or that have otherwise been exempted pursuant to an SEC exemptive order) to hold foreign Financial Assets and Cash, (ii) evaluating the contractual arrangements with such Eligible Foreign Custodians (as set forth in rule 17f-5(c)(2)), (iii) monitoring such foreign custody arrangements (as set forth in rule 17f-5(c)(3)).

(b)	In connection with the foregoing, J.P. Morgan shall:

(i)	provide written reports notifying Customer’s Board of the placement of Financial Assets and Cash with particular Eligible Foreign Custodians and of any material change in the arrangements with such Eligible Foreign Custodians, with such reports to be provided to Customer’s Board at such times as the Board deems reasonable and appropriate based on the circumstances of Customer’s foreign custody arrangements (and until further notice from Customer such reports shall be provided not less than quarterly with respect to the placement of Financial Assets and Cash with particular Eligible Foreign Custodians and with reasonable promptness upon the occurrence of any material change in the arrangements with such Eligible Foreign Custodians). Customer considers any change that affects safe custody, beneficial ownership or transferability of Customer’s Financial Assets and cash to constitute a “material change.”;

(ii)	exercise such reasonable care, prudence and diligence in performing as Customer’s Foreign Custody Manager as a person having responsibility for the safekeeping of foreign Financial Assets and cash would exercise;

(iii)	in selecting an Eligible Foreign Custodian, first have determined that foreign Financial Assets and cash placed and maintained in the safekeeping of such Eligible Foreign Custodian shall be subject to reasonable care, based on the standards applicable to custodians in the relevant market, after having considered all factors relevant to the safekeeping of such foreign Financial Assets and cash, including, without limitation, those factors set forth in rule 17f-5(c)(1)(i)-(iv);

(iv)	determine that the written contract with an Eligible Foreign Custodian (a) requires that the Eligible Foreign Custodian shall provide reasonable care for foreign Financial Assets and Cash based upon the standards set forth in Rule 17f-5(c)(1); and (b) provides for the requirements set forth in Rule 17f-5(c)(2).

(v)	have established a system to monitor the continued appropriateness of maintaining foreign Financial Assets and cash with particular Eligible Foreign Custodians and of the governing contractual arrangements; it being understood, however, that in the event that J.P. Morgan shall have determined that the existing Eligible Foreign Custodian in a given country would no longer afford foreign Financial Assets and cash reasonable care and that no other Eligible Foreign Custodian in that country would afford reasonable care, J.P. Morgan shall promptly so advise Customer and shall then act in accordance with the Instructions of Customer with respect to the disposition of the affected foreign Financial Assets and cash. J.P. Morgan shall notify Customer of any other material change in the foreign custody arrangements.

Subject to (b)(i)-(v) above, J.P. Morgan is hereby authorized to place and maintain foreign Financial Assets and cash on behalf of Customer with Eligible Foreign Custodians pursuant to a written contract deemed appropriate by J.P. Morgan.

(c)	Except as expressly provided herein, Customer shall be solely responsible to assure that the maintenance of foreign Financial Assets and cash hereunder complies with the rules, regulations, interpretations and exemptive orders as promulgated by or under the authority of the SEC.

(d)	J.P. Morgan represents to Customer that it is a U.S. Bank as defined in Rule 17f-5(a)(7). Customer represents to J.P. Morgan that: (1) the foreign Financial Assets and cash being placed and maintained in J.P. Morgan’s custody are subject to the 1940 Act, as the same may be amended from time to time; (2) its Board: (i) has determined that it is reasonable to rely on J.P. Morgan to perform as Customer’s Foreign Custody Manager (ii) or its investment adviser shall have determined that Customer may maintain foreign Financial Assets and cash in each country in which Customer’s Financial Assets and cash shall be held hereunder and determined to accept Country Risk. Nothing contained herein shall require J.P. Morgan to make any selection or to engage in any monitoring on behalf of Customer that would entail consideration of Country Risk.

(e)	J.P. Morgan shall provide to Customer such information relating to Country Risk as is specified in Appendix 1 hereto. Customer hereby acknowledges that: (i) such information is solely designed to inform Customer of market conditions and procedures and is not intended as a recommendation to invest or not invest in particular markets; and (ii) J.P. Morgan has gathered the information from sources it considers reliable, but that J.P. Morgan shall have no responsibility for inaccuracies or incomplete information.

(f)	J.P. Morgan’s appointment as Foreign Custody Manager may be terminated at any time by Customer, regardless of whether J.P. Morgan serves as custodian of Customer (or any Fund).

2.19	Compliance with SEC Rule 17f-7 (“Rule 17f-7”).

(a)	J.P. Morgan shall, for consideration by Customer, provide an analysis of the custody risks associated with maintaining Customer’s foreign Financial Assets with each Eligible Securities Depository used by J.P. Morgan as of the date hereof (or, in the case of an Eligible Securities Depository not used by J.P. Morgan as of the date hereof, prior to the initial placement of Customer’s foreign Financial Assets at such Depository) and at which any foreign Financial Assets of Customer are held or are expected to be held. The foregoing analysis will be provided to Customer at J.P. Morgan’s Website. In connection with the foregoing, Customer shall notify J.P. Morgan of any Eligible Securities Depositories at which it does not choose to have its foreign Financial Assets held. J.P. Morgan shall monitor the custody risks associated with maintaining Customer’s foreign Financial Assets at each such Eligible Securities Depository on a continuing basis and shall promptly notify Customer or its adviser of any material changes in such risks.

(b)	J.P. Morgan shall exercise reasonable care, prudence and diligence in performing the requirements set forth in Section 2.19(a) above.

(c)	Based on the information available to it in the exercise of diligence, J.P. Morgan shall determine the eligibility under rule 17f-7 of each depository before including it on Schedule 2 hereto and shall promptly advise Customer if any Eligible Securities Depository ceases to be eligible. (Eligible Securities Depositories used by J.P. Morgan as of the date hereof are set forth in Schedule 2 hereto, and as the same may be amended on notice to Customer from time to time.)

3.	INSTRUCTIONS

3.1	Acting on Instructions; Method of Instruction and Unclear Instructions

(a)	The Customer authorizes J.P. Morgan to accept, rely upon and/or act upon any Instructions received by it without inquiry. The Customer will indemnify the J.P. Morgan Indemnitees against, and hold each of them harmless from, any Liabilities that may be imposed on, incurred by, or asserted against the J.P. Morgan Indemnitees as a result of any action or omission taken in accordance with any Instruction unless the Liabilities result from an act of negligence, fraud or willful misconduct on the part of a J.P. Morgan Indemnitee with respect to the manner in which such Instructions are followed.

(b)	To the extent possible, instructions to J.P. Morgan shall be sent via electronic instruction or trade information system acceptable to J.P. Morgan or via facsimile transmission. Where reasonably practicable, the Customer will use automated and electronic methods of sending Instructions.

(c)	J.P. Morgan shall promptly notify an Authorized Person if J.P. Morgan determines that an Instruction does not contain all information reasonably necessary for J.P. Morgan to carry out the Instruction. J.P. Morgan may decline to act upon an Instruction if it does not receive clarification or confirmation satisfactory to it. J.P. Morgan will not be liable for any loss arising from any reasonable delay in carrying out any such Instruction while it seeks information, clarification or confirmation or in declining to act upon any Instruction for which it does not receive clarification satisfactory to it.

3.2	Verification and Security Procedures

(a)	J.P. Morgan and the Customer shall comply with any applicable Security Procedures with respect to the delivery or authentication of Instructions and shall ensure that any codes, passwords or similar devices are reasonably safeguarded.

(b)	Either party may record any of their telephone communications as long as such recording is in compliance with Applicable Laws.

3.3	Instructions; Contrary to Law/Market Practice

J.P. Morgan need not act upon Instructions which it reasonably believes to be contrary to law, regulation or market practice, and J.P. Morgan shall be under no duty to investigate whether any Instructions comply with Applicable Law or market practice. In the event J.P. Morgan does not act upon such Instructions, J.P. Morgan will notify the Customer where reasonably practicable.

3.4	Cut-Off Times

J.P. Morgan has established cut-off times for receipt of Instructions, which will be made available to the Customer. If J.P. Morgan receives an Instruction after its established cut-off time, J.P. Morgan will attempt to act upon the Instruction on the day requested if J.P. Morgan deems it practicable to do so or otherwise as soon as practicable after that day.

3.5	Electronic Access

Access by the Customer to certain applications or products of J.P. Morgan via J.P. Morgan’s web site or otherwise shall be governed by this Agreement and the terms and conditions set forth in Annex A.

4.	FEES, EXPENSES AND OTHER AMOUNTS OWING TO J.P. MORGAN

4.1	Fees and Expenses

The Customer will pay J.P. Morgan for its services under this Agreement such fees as may be agreed upon in writing from time to time, together with J.P. Morgan’s reasonable out-of-pocket or incidental expenses, including, but not limited to, legal fees and tax or related fees incidental to processing charged directly or indirectly by governmental authorities, issuers, or their agents, .

Invoices will be payable within thirty (30) days of the date of the invoice. If the Customer disputes an invoice it shall nevertheless pay on or before the date that payment is due such portion of the invoice that is not subject to a bona fide dispute. J.P. Morgan may deduct amounts invoiced from the Cash Account except to the extent that the Customer has objected to the invoice within thirty (30) days of the date of the invoice (or such other period as the parties may agree in writing). Without prejudice to J.P. Morgan’s other rights, J.P. Morgan reserves the right to charge interest on overdue amounts from the due date until actual payment at such rate as J.P. Morgan customarily charges for similar overdue amounts. Notwithstanding the foregoing, in the event that the Trust disputes a fee or fees for a particular billing period and it is determined by the parties that an adjustment of the fees in favor of the Trust is in order, interest shall not be charged on the amount of the fee that is the subject of such adjustment, provided that the adjusted amount due is paid promptly.

4.2	Overdrafts

If a debit to any currency in the Cash Account results in a debit balance, then J.P. Morgan may, in its discretion, (i) advance an amount equal to the overdraft, (ii) refuse to settle in whole or in part the transaction causing such debit balance, or (iii) if any such transaction is posted to the Securities Account, reverse any such posting. If J.P. Morgan elects to make such an advance, the advance will be deemed a loan to the Customer, payable on demand, bearing interest at the applicable rate charged by J.P. Morgan from time to time, for such overdrafts, from the date of such advance to the date of payment (including after the date any judgment may be entered against the Customer with respect to any overdraft) and otherwise on the terms on which J.P. Morgan makes similar overdrafts available from time to time. No prior action or course of dealing on J.P. Morgan’s part with respect to the settlement of transactions on the Customer’s behalf will be asserted by the Customer against J.P. Morgan for J.P. Morgan’s refusal to make advances to the Cash Account or to settle any transaction for which the Customer does not have sufficient available funds in the applicable currency in the Account. A Fund shall be deemed to be in default with respect to any such advance upon the occurrence of the insolvency of the Fund or any event of the type specified in section 365(e)(1)(B) or (C) of the U.S. Bankruptcy Code with respect to the Fund, as amended from time to time. For avoidance of doubt, where such indebtedness relates to a Fund, J.P. Morgan shall not set off the Liabilities of such Fund against the assets held by J.P. Morgan for any other Fund.

4.3	J.P. Morgan’s Right Over Securities; Set-off

(a)

Without prejudice to J.P. Morgan’s rights under Applicable Law, J.P. Morgan and its Affiliates shall have, and the Customer grants to J.P. Morgan a security interest in and a lien on the Financial Assets held in the Securities Account as security for any and all Liabilities outstanding from time to time (whether actual or contingent) of the Customer to J.P. Morgan or any of its Affiliates with respect to the services provided pursuant to this Agreement, and J.P. Morgan shall be entitled without notice to the Customer, to withhold delivery of such Financial Assets, sell or otherwise realize any of such Financial Assets and to apply the proceeds and any other monies credited to the Cash Account in satisfaction of such Liabilities. For this purpose, J.P. Morgan may make such currency conversions as may be necessary at its then current rates for the sale and purchase of relevant currencies. For avoidance of doubt, where indebtedness relates to a Fund, J.P. Morgan shall not set off the Liabilities of such Fund against the assets held by J.P. Morgan for any other Fund.

(b)	Without prejudice to J.P. Morgan’s rights under Applicable Law, J.P. Morgan may set off against any Liabilities of the Customer to J.P. Morgan or any of its Affiliates with respect to the services provided pursuant to this Agreement any amount in any currency standing to the credit of any of the Customer’s accounts (whether deposit or otherwise) with any J.P. Morgan branch or office or with any Affiliate of J.P. Morgan. For this purpose, J.P. Morgan shall be entitled to accelerate the maturity of any fixed term deposits and to effect such currency conversions as may be necessary at its current rates for the sale and purchase of the relevant currencies.

5.	SUBCUSTODIANS, SECURITIES DEPOSITORIES, AND OTHER AGENTS

5.1	Appointment of Subcustodians; Use of Securities Depositories

(a)	J.P. Morgan is authorized under this Agreement to act through and hold the Customer’s Financial Assets with Subcustodians. At the request of Customer, J.P. Morgan may, but need not, add to Schedule 1 an Eligible Foreign Custodian where J.P. Morgan has not acted as Foreign Custody Manager with respect to the selection thereof. J.P. Morgan shall notify Customer in writing in the event that it elects to add any such entity. J.P. Morgan will use reasonable care in the selection, monitoring and continued appointment of such Subcustodians. In addition, J.P. Morgan and each Subcustodian may deposit Securities with, and hold Securities in any Securities Depository on such terms as such Securities Depository customarily operates and the Customer will provide J.P. Morgan with such documentation or acknowledgements that J.P. Morgan may require to hold the Financial Assets in such Securities Depository.

(b)

Any agreement J.P. Morgan enters into with a Subcustodian for holding J.P. Morgan’s customers’ assets will provide that such assets will not be subject to any right, charge, security interest, lien or claim of any kind in favor of such Subcustodian or its creditors except a claim for payment for their safe custody or administration, or, in the case of cash deposits, except for liens or rights in favor of creditors of the Subcustodian arising under bankruptcy, insolvency or similar law, and that the beneficial ownership thereof will be freely transferable without the payment of money or value other than for safe custody or administration. J.P. Morgan shall be responsible for all claims for payment of fees for safe custody or administration so that no Subcustodian exercises any claim for such payment against the

Customer’s assets. Where a Subcustodian deposits Securities with a Securities Depository, J.P. Morgan will cause the Subcustodian to identify on its records that the Securities deposited by the Subcustodian at such Securities Depository belong to J.P. Morgan, as agent. This Section 5.1(b) will not apply to the extent of any special agreement or arrangement made by the Customer with any particular Subcustodian.

(c)	J.P. Morgan is not responsible for the selection or monitoring of any Securities Depository and will not be liable for any act or omission by (or the insolvency of) any Securities Depository. In the event the Customer incurs a loss due to the negligence, willful default, or insolvency of a Securities Depository, J.P. Morgan will make reasonable efforts, in its discretion, to seek recovery from the Securities Depository, but J.P. Morgan will not be obligated to institute legal proceedings, file proof of claim in any insolvency proceeding, or take any similar action.

(d)	The term Subcustodian as used herein shall mean the following:

(i)	a ‘U.S. Bank,’ which shall mean a U.S. bank as defined in rule 17f-5(a)(7);

(ii)	an ‘Eligible Foreign Custodian,’ which shall mean: (i) a banking institution or trust company, incorporated or organized under the laws of a country other than the United States, that is regulated as such by that country’s government or an agency thereof, and (ii) a majority-owned direct or indirect subsidiary of a U.S. bank or bank holding company which subsidiary is incorporated or organized under the laws of a country other than the United States. In addition, an Eligible Foreign Custodian shall also mean any other entity that shall have been so qualified by exemptive order, rule or other appropriate action of the SEC.

(iii)	For purposes of clarity, it is agreed that as used in Section 5.2(a), the term Subcustodian shall not include any Eligible Foreign Custodian as to which J.P. Morgan has not acted as Foreign Custody Manager.

(e)	The term ‘securities depository’ as used herein when referring to a securities depository located outside the U.S. shall mean: an “Eligible Securities Depository” which, in turn, shall have the same meaning as in rule 17f-7(b)(1)(i)-(vi) as the same may be amended from time to time, or that has otherwise been made exempt pursuant to an SEC exemptive order; provided that, prior to the compliance date with rule 17f-7 for a particular securities depository the term “securities depositories” shall be as defined in (a)(1)(ii)-(iii) of the 1997 amendments to rule 17f-5.

(f)	The term “securities depository” as used herein when referring to a securities depository located in the U.S. shall mean a “securities depository” as defined in rule 17f-4(c)(6).

5.2	Liability for Subcustodians

(a)	Subject to Section 7.1(b), J.P. Morgan will be liable for direct losses incurred by the Customer that result from:

(i)	the failure by a Subcustodian to use reasonable care in the provision of custodial services by it in accordance with the standards prevailing in the relevant market or from the fraud or willful misconduct of such Subcustodian in the provision of custodial services by it; or

(ii)	the insolvency of any Affiliated Subcustodian.

(b)	Subject to Section 5.1(a) and J.P. Morgan’s duty to use reasonable care in the monitoring of a Subcustodian’s financial condition as reflected in its published financial statements and other publicly available financial information concerning it customarily reviewed by J.P. Morgan in its oversight process, J.P. Morgan will not be responsible for any losses (whether direct or indirect) incurred by the Customer that result from the insolvency of any Subcustodian which is not a branch or an Affiliated Subcustodian.

(c)	J.P. Morgan reserves the right to add, replace or remove Subcustodians. J.P. Morgan will give prompt notice of any such action, which will be advance notice if practicable. Upon request by the Customer, J.P. Morgan will identify the name, address and principal place of business of any Subcustodian and the name and address of the governmental agency or other regulatory authority that supervises or regulates such Subcustodian.

6.	ADDITIONAL PROVISIONS

6.1	Representations of the Customer and J.P. Morgan

(a)	The Customer represents, warrants and covenants that (i) it has full authority and power, and has obtained all necessary authorizations and consents, to deposit and control the Financial Assets and cash in the Accounts, to use J.P. Morgan as its custodian in accordance with the terms of this Agreement, to borrow money (either short term or intraday borrowings in order to settle transactions prior to receipt of covering funds), grant a lien over Financial Assets as contemplated by Section 4.3, and enter into foreign exchange transactions; (ii) assuming execution and delivery of this Agreement by J.P. Morgan, this Agreement is the Customer’s legal, valid and binding obligation, enforceable against the Customer in accordance with its terms and it has full power and authority to enter into and has taken all necessary corporate action to authorize the execution of this Agreement; (iii) it has not relied on any oral or written representation made by J.P. Morgan or any person on its behalf, and acknowledges that this Agreement sets out to the fullest extent the duties of J.P. Morgan; (iv) it is a resident of the United States and shall notify J.P. Morgan of any changes in residency and (v) the Financial Assets and cash deposited in the Accounts are not subject to any encumbrance or security interest whatsoever and the Customer undertakes that, so long as Liabilities are outstanding, it will not create or permit to subsist any encumbrance or security interest over such Financial Assets or cash.

J.P. Morgan may rely upon the certification of such other facts as may be required to administer J.P. Morgan’s obligations under this Agreement and the Customer shall indemnify J.P. Morgan against all losses, liability, claims or demands arising directly or indirectly from any such certifications.

(b)	J.P. Morgan represents and warrants that: (i) assuming execution and delivery of this Agreement by the Customer, this Agreement is J.P. Morgan’s legal, valid and binding obligation; enforceable against J.P. Morgan in accordance with its terms (ii) it has full power and authority to enter into and has taken all necessary corporate action to authorize the execution of this Agreement; (iii) no legal or administrative proceedings have been instituted or threatened against J.P. Morgan which would impair J.P. Morgan’s ability to perform its duties and obligations under this Agreement; and (iv) J.P. Morgan’s execution and performance of this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of J.P. Morgan or any law or regulation applicable to J.P. Morgan.

6.2	The Customer is Liable to J.P. Morgan Even if it is Acting for Another Person

If the Customer is acting as an agent or for another person as envisaged in Section 2.1(a) in respect of any transaction, cash, or Financial Asset, J.P. Morgan nevertheless will treat the Customer as its principal for all purposes under this Agreement. In this regard, the Customer will be liable to J.P. Morgan as a principal in respect of any transactions relating to the Account. The foregoing will not affect any rights J.P. Morgan might have against the Customer’s principal or the other person envisaged by Section 2.1(a).

6.3	Special Settlement Services

J.P. Morgan may, but shall not be obliged to, make available to the Customer from time to time special settlement services (including continuous linked settlement) for transactions involving Securities, cash, foreign exchange, and other instruments or contracts. The Customer shall comply, and shall cause its Authorized Persons to comply, with the requirements of any external settlement agency through which such settlements may be processed, including, without limitation, its rules and by-laws, where applicable.

7.	WHEN J.P. MORGAN IS LIABLE TO CUSTOMER

7.1	Standard of Care; Liability

(a)	J.P. Morgan will use reasonable care in performing its obligations under this Agreement. J.P. Morgan will not be responsible for any loss or damage suffered by the Customer or the Funds with respect to any matter as to which J.P. Morgan has satisfied its obligation of reasonable care unless the same results from an act of negligence, fraud or willful misconduct on the part of J.P. Morgan or any J.P. Morgan Indemnitee.

(b)	J.P. Morgan will be liable for the Customer’s direct damages to the extent they result from J.P. Morgan’s fraud, negligence or willful misconduct in performing its duties as set out in this Agreement and to the extent provided in Section 5.2(a). Nevertheless, under no circumstances will J.P. Morgan be liable for any indirect, incidental, consequential or special damages (including, without limitation, lost profits) of any form incurred by any person or entity, whether or not foreseeable and regardless of the type of action in which such a claim may be brought, with respect to the Accounts, J.P. Morgan’s performance under this Agreement, or J.P. Morgan’s role as custodian.

(c)	The Customer will indemnify the J.P. Morgan Indemnitees against, and hold them harmless from, any Liabilities that may be imposed on, incurred by or asserted against any of the J.P. Morgan Indemnitees by any third party in connection with or arising out of (i) J.P. Morgan’s performance under this Agreement, provided the J.P. Morgan Indemnitees have not acted with negligence or engaged in fraud or willful misconduct in connection with the Liabilities in question or (ii) any J.P. Morgan Indemnitee’s status as a holder of record of the Customer’s Financial Assets. Nevertheless, the Customer will not be obligated to indemnify any J.P. Morgan Indemnitee under the preceding sentence with respect to any Liability for which J.P. Morgan is liable under Section 5.2(a) of this Agreement.

(d)	The Customer agrees that J.P. Morgan provides no service in relation to, and therefore has no duty or responsibility to: (i) question Instructions or make any suggestions to the Customer or an Authorized Person regarding such Instructions; (ii) supervise or make recommendations with respect to investments or the retention of Financial Assets; (iii) advise the Customer or an Authorized Person regarding any default in the payment of principal or income of any Security other than as provided in Section 2.7(b) of this Agreement; and (iv) evaluate or report to the Customer or an Authorized Person regarding the financial condition of any broker, agent or other party to which J.P. Morgan is instructed to deliver Financial Assets or cash.

(e)	If Customer irrevocably acknowledges in writing that the J.P. Morgan Indemnitees are entitled to indemnification, the Customer shall have the option to defend the J.P. Morgan Indemnitees against any claim which may be the subject of this indemnification using counsel reasonably acceptable to J.P. Morgan, and in the event that the Customer so elects, it will so notify J.P. Morgan, and from that time forward Customer shall take over complete defense of the claim subject to the following:

(i)	If the Customer shall fail promptly to defend, or if after commencing or undertaking any such defense fails to prosecute or withdraws from such defense, J.P. Morgan shall have the right to undertake the defense or settlement thereof, at the Customer’s expense;

(ii)	The Customer shall not have the right to defend the J.P. Morgan Indemnitees with respect to any claim (A) that seeks, in whole or in part, injunctive or other equitable relief against

J.P. Morgan or (B) that in J.P. Morgan’s reasonable judgment would otherwise materially and adversely affect the business, financial condition or results of operations of J.P. Morgan, J.P. Morgan’s method of doing business, or J.P. Morgan’s reputation, or (C) with respect to which J.P. Morgan, acting reasonably, believes the Customer may not have the financial wherewithal to satisfy its obligations;

(iii)	In the event that any such claim gives rise to a right of indemnity in favor of J.P. Morgan from at least one customer in addition to the Customer, the Customer shall not have the right to defend, but in such case, the Customer shall only bear a proportionate share of the defense costs as reasonably determined by J.P. Morgan.

(iv)	In the event Customer elects to assume the control of the defense of the claim, the J.P. Morgan Indemnitees may participate in such proceeding and retain additional counsel but shall bear all fees and expenses of such retention of such counsel, unless (A) Customer specifically authorized the retention of such counsel, or (B) counsel to J.P. Morgan acting reasonably, advises that there are issues which raise conflicts of interest between Customer and the J.P. Morgan Indemnitees;

(v)	In the event Customer assumes control of any proceeding, Customer shall keep J.P. Morgan notified of the progress of such proceeding and, upon request, consult with J.P. Morgan and counsel. Customer will, upon request by J.P. Morgan, either pay in the first instance or reimburse J.P. Morgan for any expense subject to indemnity hereunder. Customer shall consult with J.P. Morgan regarding any proposed settlement or compromise of any claim and not settle or compromise any claim without the prior written consent of J.P. Morgan unless (A) such settlement or compromise involves no admission of guilt, wrongdoing, or misconduct by the J.P. Morgan Indemnitees, or (B) such settlement or compromise fully releases the J.P. Morgan Indemnitees from all liabilities and obligations with respect to the claim, (C) such settlement or compromise does not impose any obligations or restrictions on the J.P. Morgan Indemnitees other than obligations to pay money that are subject to indemnity under this Agreement and in J.P. Morgan’s reasonable judgment does not adversely affect J.P. Morgan, and (D) Customer shall have paid or made arrangements satisfactory to J.P. Morgan for payment of amounts payable by J.P. Morgan in connection with such settlement. J.P. Morgan shall in no case confess any claim or make any compromise in any case in which Customer will be asked to indemnify J.P. Morgan except with the Customer’s prior written consent.

7.2	Force Majeure

J.P. Morgan will maintain and update from time to time business continuation and disaster recovery procedures with respect to its global custody business that it is required by Applicable Law and that it determines from time to time meet reasonable commercial standards. J.P. Morgan will have no liability, however, for any damage, loss, expense or liability of any nature that the Customer may suffer or incur, caused by an act of God, fire, flood, civil or labor disturbance, war, terrorism, act of any governmental authority or other act or threat of any authority (de jure or de facto), legal constraint, malfunction of equipment or software (except where such malfunction is primarily and directly attributable to J.P. Morgan’s negligence in selecting, operating or maintaining the equipment or software), failure of or the effect of rules or operations of any external funds transfer system, inability to obtain or interruption of external communications facilities, or any other cause beyond the reasonable control of J.P. Morgan (including without limitation, the non-availability of appropriate foreign exchange), provided that J.P. Morgan has notified the Customer promptly when it becomes aware of a specific occurrence or event and, subject to circumstances and uses commercially reasonable efforts to resolve the adverse effects of the specific occurrence or event.

7.3	J.P. Morgan May Consult With Counsel

J.P. Morgan will be entitled to rely on, and may act upon the advice of professional advisors in relation to matters of law, regulation or market practice (which may be the professional advisors of the Customer), and will not be liable to the Customer under this Agreement for any action taken or omitted pursuant to such advice provided that J.P. Morgan has acted with reasonable care.

7.4	J.P. Morgan Provides Diverse Financial Services and May Generate Profits as a Result

The Customer hereby authorizes J.P. Morgan to act under this Agreement notwithstanding that: (a) J.P. Morgan or any of its divisions, branches or Affiliates may have a material interest in transactions entered into by the Customer with respect to the Account or that circumstances are such that J.P. Morgan may have a potential conflict of duty or interest, including the fact that J.P. Morgan or its Affiliates may act as a market maker in the Financial Assets to which Instructions relate, provide brokerage services to other customers, act as financial adviser to the issuer of such Financial Assets, act in the same transaction as agent for more than one customer, have a material interest in the issue of the Financial Assets; or earn profits from any of the activities listed herein and (b) J.P. Morgan or any of its divisions, branches or Affiliates may be in possession of information tending to show that the Instructions received may not be in the best interests of the Customer. J.P. Morgan is not under any duty to disclose any such information.

7.5	Assets Held Outside J.P. Morgan’s Control

J.P. Morgan will not be obliged to (a) hold Financial Assets or cash with any person not agreed to by J.P. Morgan or (b) register or record Financial Assets in the name of any person not agreed to by J.P. Morgan. Furthermore, J.P. Morgan will not be obliged to register or record on J.P. Morgan’s records Financial Assets held outside J.P. Morgan’s control. If, however, the Customer makes any such request and J.P. Morgan agrees to the request, the consequences of doing so will be at the Customer’s own risk. J.P. Morgan shall not be liable for any losses incurred as a result and may be precluded from providing some of the services referred to in this Agreement (for example, and without limitation, income collection, proxy voting, class action litigation and Corporate Action notification and processing).

7.6	Ancillary Services

J.P. Morgan and its Subcustodians may use third party delivery services and providers of information regarding matters such as pricing, proxy voting, corporate actions and class action litigation and use local agents to provide extraordinary services such as attendance at annual meetings of issuers of Securities. Although J.P. Morgan will use reasonable care (and cause its Subcustodians to use reasonable care) in the selection, monitoring and retention of such third party providers and local agents, it will not be responsible for any errors or omissions made by them in providing the relevant information or services.

8.	TAXATION

8.1	Tax Obligations

(a)	The Customer will pay or reimburse J.P. Morgan, and confirms that J.P. Morgan is authorized to deduct from any cash received or credited to the Cash Account, any taxes or levies required by any revenue or governmental authority for whatever reason in respect of the Customer’s Accounts.

(b)	The Customer will provide to J.P. Morgan such certifications, declarations, documentation, and information as it may reasonably require in connection with taxation, and warrants that, when given, this information is true and correct in every respect, not misleading in any way, and contains all material information. The Customer undertakes to notify J.P. Morgan immediately if any information requires updating or correcting. J.P. Morgan provides no service of controlling or monitoring, and therefore has no duty in respect of, or liability for any taxes, penalties, interest or additions to tax, payable or paid that result from (i) the inaccurate completion of documents by the Customer or any third party; (ii) provision to J.P. Morgan or a third party of inaccurate or misleading information by the Customer or any third party; (iii) the withholding of material information by the Customer or any third party; or (iv) any delay by any revenue authority or any other cause beyond J.P. Morgan’s control.

(c)	If J.P. Morgan does not receive appropriate certifications, documentation and information then, as and when appropriate and required, additional tax shall be deducted from all income received in respect of the Financial Assets issued (including, but not limited to, United States non-resident alien tax and/or backup withholding tax).

(d)

The Customer will be responsible in all events for the timely payment of all taxes relating to the Financial Assets in the Securities Account; provided, however, that J.P. Morgan will be responsible for any penalty or additions to tax due solely as a result of J.P. Morgan’s negligent acts or omissions with respect to paying or withholding tax or reporting interest, dividend or other income paid or credited to the Cash Account.

8.2	Tax Relief Services

(a)	Subject to the provisions of this Section, J.P. Morgan will apply for a reduction of withholding tax and any refund of any tax paid or tax credits in respect of income payments on Financial Assets credited to the Securities Account that J.P. Morgan believes may be available to the Customer. To defray expenses pertaining to nominal tax claims, J.P. Morgan may from time-to-time set minimum thresholds as to a de minimis value of tax reclaims or reduction of withholding which it will pursue in respect of income payments under this Section and will promptly notify Customer in writing about such minimums.

(b)	The provision of a tax relief service by J.P. Morgan is conditional upon J.P. Morgan receiving from the Customer (i) a declaration of its identity and place of residence and (ii) certain other documentation (pro forma copies of which are available from J.P. Morgan), prior to the receipt of Financial Assets in the Account or the payment of income.

(c)	J.P. Morgan will perform tax relief services only with respect to taxation levied by the revenue authorities of the countries advised to the Customer from time to time and J.P. Morgan may, by notification in writing, in its absolute discretion, supplement or amend the countries in which the tax relief services are offered. Other than as expressly provided in this Section 8.2, J.P. Morgan will have no responsibility with regard to the Customer’s tax position or status in any jurisdiction.

9.	TERMINATION

9.1	Termination

(a)	The initial term of this Agreement shall be for a period of three years following the date on which J.P. Morgan commenced providing services under the Agreement (“Initial Term”). Following the Initial Term the Agreement will automatically renew for additional one year periods effective from the first anniversary of the date of the end of the Initial Term of this Agreement, unless and until a valid termination notice is given by the Customer, on behalf of one or more Funds, at least sixty (60) days prior to the applicable term or by J.P. Morgan at least one-hundred and eighty (180) days prior to the applicable term. Notwithstanding the above, in the event of the termination of the Fund Servicing Agreement or the Agency Services Agreement between J.P. Morgan and the Customer, the Customer at any time may terminate this Agreement in whole or in part.

(b)	Notwithstanding Section 9.1(a):

(i)

Either party, at any time, may terminate this Agreement immediately without penalty on written notice to the other party in the event that a material breach of this Agreement, the Agency Services Agreement and/or the Fund Servicing Agreement by the

other party has not been cured within thirty (30) days’ of that party being given written notice of the material breach unless the parties agree to extend the period to remedy the breach;

(ii)	Either party may terminate this Agreement immediately without penalty on written notice to the other party upon the other party being declared bankrupt, entering into a composition with creditors, obtaining a suspension of payment, being put under court controlled management or being the subject of a similar measure;

(iii)	J.P. Morgan may terminate this Agreement without penalty on sixty (60) days’ written notice to the Customer in the event that J.P. Morgan reasonably determines that the Customer has ceased to satisfy J.P. Morgan’s customary credit requirements; and

(iv)	During the Initial Term of this Agreement, the Customer may terminate this Agreement at any time on sixty (60) days’ written notice to J.P. Morgan upon payment of a termination fee. The termination fee will be an amount equal to six (6) times the average monthly fees paid during the six month period prior to the Customer’s notice of termination, or since the date J.P. Morgan commenced providing services under this Agreement if that period is less than six months. No termination fee will be charged in the event that the Customer or any Fund(s) are liquidated during the Initial Term.

9.2	Exit Procedure

The Customer will provide J.P. Morgan full details of the persons to whom J.P. Morgan must deliver Financial Assets and cash within a reasonable period before the effective time of termination of this Agreement. If the Customer fails to provide such details in a timely manner, J.P. Morgan shall be entitled to continue to be paid fees under this Agreement until such time as it is able to deliver the Financial Assets and cash to its successor custodian, but J.P. Morgan may take such steps as it reasonably determines to be necessary to protect itself following the effective time of termination, including ceasing to provide transaction settlement services in the event that J.P. Morgan is unwilling to assume any related credit risk. J.P. Morgan will in any event be entitled to deduct any amounts owing to it prior to delivery of the Financial Assets and cash (and, accordingly, J.P. Morgan will be entitled to sell Financial Assets and apply the sale proceeds in satisfaction of amounts owing to it). The Customer will reimburse J.P. Morgan promptly for all out-of-pocket expenses it incurs in delivering Financial Assets upon termination. Termination will not affect any of the liabilities either party owes to the other arising under this Agreement prior to such termination.

9.3	Appointment of Successor Custodian

If a successor custodian shall have been appointed by the Board, J.P. Morgan shall, upon receipt of a notice of acceptance by the successor custodian, on such specified date of termination (i) deliver directly to the successor custodian (or any subcustodian appointed by successor custodian) , all Financial Assets and Securities (other than Securities held in a Book-Entry System or Securities Depository) and cash then owned by Customer and held by J.P. Morgan as custodian, and (ii) transfer any Financial Assets and Securities held in a Book-Entry System or Securities Depository to an account of or for the benefit of Customer at the successor custodian (or any subcustodian appointed by successor custodian) , provided that Customer shall have paid to J.P. Morgan all fees, expenses and other amounts to the payment or reimbursement of which it shall then be entitled. In addition, to the extent customary in the industry, J.P. Morgan shall, at the reasonable expense of Customer, transfer to such successor copies of all relevant books, records, correspondence, and other data established or maintained by J.P. Morgan under this Agreement in a form reasonably acceptable to Customer (if such form differs from the form in which J.P. Morgan has maintained the same, Customer shall pay any reasonable expenses associated with transferring the data to such form), and will cooperate in the transfer of such duties and responsibilities.

10.	MISCELLANEOUS

10.1	Notices

Notices pursuant to Section 9 of this Agreement shall be sent or served by registered mail, overnight delivery services, such as Federal Express (FedEx) or United Parcel Service (UPS), etc., courier services or hand delivery to the address of the respective parties as set out on the first page of this Agreement, unless notice of a new address is given to the other party in writing.

10.2	Successors and Assigns

This Agreement will be binding on each of the parties’ successors and assigns, but the parties agree that neither party can assign any of its rights or obligations under this Agreement without the prior written consent of the other party; except J.P. Morgan may assign this Agreement without the Customer’s consent to any Affiliate or subsidiary of J.P. Morgan. Notwithstanding the foregoing, J.P. Morgan may not assign this Agreement under any circumstances without the prior approval of the Customer’s Board of Directors.

10.3	Entire Agreement

This Agreement, including the Schedules, Exhibits, and Riders (and any separate agreement which J.P. Morgan and the Customer may enter into with respect to any Cash Account), sets out the entire Agreement between the parties in connection with the subject matter hereof, and this Agreement supersedes any other agreement, statement or representation relating to custody, whether oral or written. Amendments must be in writing and, except where this Agreement provides for amendments by notice from J.P. Morgan, signed by both parties.

10.4	Information Concerning Deposits at J.P. Morgan’s London Branch

Under U.S. federal law, deposit accounts that the Customer maintains in J.P. Morgan’s foreign branches (outside of the U.S.) are not insured by the Federal Deposit Insurance Corporation. In the event of J.P. Morgan’s liquidation, foreign branch deposits have a lesser preference than U.S. deposits, and such foreign deposits are subject to cross-border risks.

10.5	Insurance

The Customer acknowledges that J.P. Morgan will not be required to maintain any insurance coverage specifically for the benefit of the Customer. J.P. Morgan will, however, provide summary information regarding its own general insurance coverage to the Customer upon written request.

10.6	Security Holding Disclosure

With respect to Securities and Exchange Commission Rule 14b-2 under The U.S Shareholder Communications Act, regarding disclosure of beneficial owners to issuers of Securities, J.P. Morgan is instructed not to disclose the name, address or Security positions of the Customer in response to shareholder communications requests regarding the Account.

10.7	USA PATRIOT Act Disclosure

Section 326 of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (“USA PATRIOT Act”) requires J.P. Morgan to implement reasonable procedures to verify the identity of any person that opens a new Account with it. Accordingly, the Customer acknowledges that Section 326 of the USA PATRIOT Act and J.P. Morgan’s identity verification procedures require J.P. Morgan to obtain information which may be used to confirm the Customer’s identity, including without limitation the Customer’s name, address and organizational documents (“identifying information”). The Customer may also be asked to provide information about its financial status such as its current audited and unaudited financial statements. The Customer agrees to provide J.P. Morgan with and consents to J.P. Morgan obtaining from third parties any such identifying and financial information required as a condition of opening an account with or using any service provided by J.P. Morgan.

10.8	Governing Law and Jurisdiction

This Agreement will be construed, regulated, and administered under the laws of the United States or State of New York, as applicable, without regard to New York’s principles regarding conflict of laws, except that the foregoing shall not reduce any statutory right to choose New York law or forum. The United States District Court for the Southern District of New York will have the sole and exclusive jurisdiction over any lawsuit or other judicial proceeding relating to or arising from this Agreement. If that court lacks federal subject matter jurisdiction, the Supreme Court of the State of New York, New York County will have sole and exclusive jurisdiction. Either of these courts will have proper venue for any such lawsuit or judicial proceeding, and the parties waive any objection to venue or their convenience as a forum. The parties agree to submit to the jurisdiction of any of the courts specified and to accept service of process to vest personal jurisdiction over them in any of these courts. The parties further hereby knowingly, voluntarily and intentionally waive, to the fullest extent permitted by applicable law, any right to a trial by jury with respect to any such lawsuit or judicial proceeding arising or relating to this Agreement or the transactions contemplated hereby.

10.9	Severability; Waiver; and Survival

(a)	If one or more provisions of this Agreement are held invalid, illegal or unenforceable in any respect on the basis of any particular circumstances or in any jurisdiction, the validity, legality and enforceability of such provision or provisions under other circumstances or in other jurisdictions and of the remaining provisions will not in any way be affected or impaired.

(b)	Except as otherwise provided herein, no failure or delay on the part of either party in exercising any power or right under this Agreement operates as a waiver, nor does any single or partial exercise of any power or right preclude any other or further exercise, or the exercise of any other power or right. No waiver by a party of any provision of this Agreement, or waiver of any breach or default, is effective unless it is in writing and signed by the party against whom the waiver is to be enforced.

(c)	The parties’ rights, protections, and remedies under this Agreement shall survive its termination.

10.10	Confidentiality

(a)	Subject to Clause 10.10(b) J.P. Morgan will hold all Confidential Information in confidence and will not disclose any Confidential Information except as may be required by Applicable Law, a regulator with jurisdiction over J.P. Morgan’s business, or with the consent of the Customer.

(b)	The Customer authorizes J.P. Morgan to disclose Confidential Information as is reasonably necessary to provide relevant services to the Customer to:

(i)	its Affiliates and branches, any Subcustodian, subcontractor, agent, Securities Depository, securities exchange, broker, third party agent, proxy solicitor, issuer, or any other person that J.P. Morgan believes it is reasonably required in connection with J.P. Morgan’s provision of relevant services under this Agreement, provided that J.P. Morgan shall be liable to Customer if a Subcustodian or delegate (other than agents described in Section 7.6) discloses Confidential Information in a manner not permitted by this Section 10.11;

(ii)	its professional advisors, auditors or public accountants; and

(iii)	any revenue authority or any governmental entity in relation to the processing of any tax relief claim.

(c)	Except as otherwise required by Applicable Law or as needed to enforce the terms of this Agreement, the parties shall hold the terms and conditions, including, without limitation, any commercial terms, of this Agreement in confidence.

10.11	Counterparts

This Agreement may be executed in several counterparts each of which will be deemed to be an original and together will constitute one and the same agreement.

10.12	No Third Party Beneficiaries

A person who is not a party to this Agreement shall have no right to enforce any term of this Agreement.

10.13	Use of Names

J.P. Morgan shall not use the Customer’s name, specifically the names “FlexShares” and “Northern,” in any offering material, shareholder report, advertisement or other material relating to J.P. Morgan, other than for the purpose of merely identifying and describing the services provided to Customer hereunder, in a manner not approved by Customer in writing prior to such use; provided, however, that Customer shall consent to all uses of its name required by the SEC, any state securities commission, or any federal or state regulatory authority; and provided, further, that in no case shall such approval be unreasonably withheld.

10.14	Several Obligations of the Funds.

This Agreement is executed on behalf of the Board as Trustees and not individually, and the obligations of this Agreement are not binding upon any of the Customer’s Trustees, officers or shareholders personally but are binding only upon the assets and property of the Customer. With respect to the obligations of each Fund arising hereunder, J.P. Morgan shall look for payment or satisfaction of any such obligation solely to the assets of the Fund which such obligation relates as though J.P. Morgan had separately contracted by separate written instrument with respect to each Fund, and in no event shall J.P. Morgan have recourse, by set off or otherwise, to or against any assets of any other Fund.

FLEXSHARES TRUST		JPMORGAN CHASE BANK, N.A.

By:	/s/ Peter K. Ewing	By:	/s/ Ellen E. Crane

Name:	Peter K. Ewing	Name:	Ellen E. Crane

Title:	Vice President	Title:	Executive Director

Date:	August 19, 2011	Date:	August 19, 2011

Appendix 1-A

Information Regarding Country Risk

1.	To aid Customer in its determinations regarding Country Risk, J.P. Morgan shall furnish annually, or as requested by the Board of Trustees of the Trust, and upon the initial placing of Financial Assets and cash into a country the following information (check items applicable):

A	Opinions of local counsel concerning:

__X_	i.	Whether applicable foreign law would restrict the access afforded Customer’s independent public accountants to books and records kept by an eligible foreign custodian located in that country.

__X_	ii.	Whether applicable foreign law would restrict Customer’s ability to recover its Financial Assets and cash in the event of the bankruptcy of an Eligible Foreign Custodian located in that country.

__X_	iii.	Whether applicable foreign law would restrict Customer’s ability to recover Financial Assets that are lost while under the control of an Eligible Foreign Custodian located in the country.

B.	Written information concerning:

__X_	i.	The foreseeability of expropriation, nationalization, freezes, or confiscation of Customer’s Financial Assets.

__X_	ii.	Whether difficulties in converting Customer’s cash and cash equivalents to U.S. dollars are reasonably foreseeable.

C.	A market report with respect to the following topics:

(i) securities regulatory environment, (ii) foreign ownership restrictions, (iii) foreign exchange, (iv) securities settlement and registration, (v) taxation, and (vi) depositories (including depository evaluation), if any.

2.	To aid Customer in monitoring Country Risk, J.P. Morgan shall furnish board the following additional information:

Market flashes, including with respect to changes in the information in market reports

SCHEDULE 1

List of Subcustodians and Markets Used by J.P. Morgan

Country	Agent
Argentina	HSBC Bank Argentina, S.A., Buenos Aires

Australia	JPMorgan Chase Bank, N.A., Sydney**

Austria	UniCredit Bank Austria AG, Vienna

Bahrain	HSBC Bank Middle East Limited, Al Seef

Bangladesh	Standard Chartered Bank, Dhaka

Belgium	BNP Paribas Securities Services S.A., Brussels

Bermuda	The Bank of Bermuda Limited, Hamilton

Botswana	Standard Chartered Bank Botswana Limited, Gaborone

Brazil	HSBC Bank Brasil S.A. Banco Multiplo, Sao Paulo

Bulgaria	ING Bank N.V., Sofia

Canada	Canadian Imperial Bank of Commerce, Toronto

Royal Bank of Canada, Toronto

Chile	Banco Santander Chile, Santiago

China (Shanghai)	HSBC Bank (China) Company Limited, Shanghai

China (Shenzhen)	HSBC Bank (China) Company Limited, Shanghai

Colombia	Santander Investment Trust Colombia S.A., Bogota

Costa Rica	Banco BCT, S.A., San Jose

Croatia	Privredna banka Zagreb d.d., Zagreb

Cyprus	HSBC Bank plc, Athens

Czech Republic	UniCredit Bank Czech Republic a.s., Prague

Denmark	Nordea Bank Danmark A/S Taastrup

Egypt	Citibank, N.A., Cairo

Estonia	Swedbank AS, Tallinn

Finland	Nordea Bank Finland Plc, Helsinki

France	BNP Paribas Securities Services S.A., Pantin

Societe Generale, Paris

Germany	Deutsche Bank AG, Eschborn

J.P. Morgan AG, Frankfurt**

Ghana	Standard Chartered Bank Ghana Limited, Accra

Greece	HSBC Bank plc, Athens

Hong Kong	The Hong Kong and Shanghai Banking Corporation Limited, Hong Kong

Hungary	Deutsche Bank Zrt., Budapest

Iceland	Islandsbanki hf., Reykjavik

Country	Agent
India	JPMorgan Chase Bank, N.A. Mumbai**

The Hong Kong and Shanghai Banking Corporation Limited, Mumbai

Standard Chartered Bank, Mumbai

Indonesia	Deutsche Bank AG, Jakarta

Ireland	JPMorgan Chase Bank, N.A., London**

Israel	Bank Leumi le-Israel B.M., Tel Aviv

Italy	BNP Paribas Securities Services S.A., Milan

Japan	Mizuho Corporate Bank, Limited, Tokyo

The Bank of Tokyo-Mitsubishi UFJ, Limited, Tokyo

Jordan	HSBC Bank Middle East Limited, Amman

Kazakhstan	SB HSBC Bank Kazakhstan JSC, Almaty

Kenya	Standard Chartered Bank Kenya Limited, Nairobi

Kuwait	HSBC Bank Middle East Limited, Safat

Latvia	Swedbank AS, Riga

Lebanon	HSBC Bank Middle East Limited, Beirut

Lithuania	AB SEB Bankas, Vilnius

Luxembourg	BGL BNP Paribas, Luxembourg

Malaysia	HSBC Bank Malaysia Berhad, Kuala Lumpur

Malta	HSBC Bank Malta p.l.c., Valletta

Mauritius	The Hong Kong and Shanghai Banking Corporation Limited, Ebene

Mexico	Banco Nacional de Mexico, S.A., Mexico, D.F.

Morocco	Societe Generale Marocaine de Banques, Casablanca

Namibia	Standard Bank Namibia Limited, Windhoek

Netherlands	BNP Paribas Securities Services S.A., Amsterdam

New Zealand	National Australia Bank Limited, Auckland

Nigeria	Stanbic IBTC Bank Plc, Lagos

Norway	DnB NOR Bank ASA, Oslo

Oman	HSBC Bank Middle East Limited, Ruwi

Pakistan	Standard Chartered Bank (Pakistan) Limited, Karachi

Palestine	HSBC Bank Middle East Limited, Ramallah

Peru	Citibank del Peru S.A., Lima

Philippines	The Hong Kong and Shanghai Banking Corporation Limited, Taguig City

Poland	Bank Handlowy w. Warszawie S.A., Warsaw

Portugal	BNP Paribas Securities Services S.A., Lisbon

Qatar	HSBC Bank Middle East Limited, Doha

Romania	ING Bank N.V., Bucharest

Country	Agent
Russia	J.P. Morgan Bank International (Limited Liability Company), Moscow **

ING Bank (Eurasia) ZAO (Closed Joint Stock Company), Moscow

Saudi Arabia	SABB Securities Limited, Riyadh

Serbia	UniCredit Bank Srbija a.d., Belgrade

Singapore	DBS Bank Ltd., Singapore

Slovak Republic	UniCredit Bank Slovakia a.s., Bratislava

Slovenia	UniCredit Banka Slovenija d.d. Ljubljana, Ljubljana

South Africa	FirstRand Bank Limited, Johannesburg

Societe Generale, Johannesburg

South Korea	Standard Chartered First Bank Korea Limited, Seoul

Spain	Santander Investment, S.A., Madrid

Sri Lanka	The Hong Kong and Shanghai Banking Corporation Limited, Colombo

Sweden	Nordea Bank AB (publ), Stockholm

Switzerland	UBS AG, Zurich

Taiwan	JPMorgan Chase Bank, N.A., Taipei**

Thailand	Standard Chartered Bank (Thai) Public Company Limited, Bangkok

Trinidad and Tobago	Republic Bank Limited, Port of Spain

Tunisia	Banque Internationale Arabe de Tunisie, S.A., Tunis

Turkey	Citibank A.S., Istanbul

Uganda	Standard Chartered Bank Uganda Limited, Kampala

Ukraine	ING Bank Ukraine, Kiev

United Arab Emirates – DFM	HSBC Bank Middle East Limited, Dubai

United Arab Emirates – NASDAQ Dubai	HSBC Bank Middle East Limited, Dubai

United Arab Emirates – ADX	HSBC Bank Middle East Limited, Dubai

United Kingdom	JPMorgan Chase Bank, N.A., London**

Deutsche Bank AG, London (The Depository and Clearing Centre)

United States	JPMorgan Chase Bank, N.A., New York**

Uruguay	Banco Itaú Uruguay S.A., Montevideo

Venezuela	Citibank, N.A., Caracas

Vietnam	HSBC Bank (Vietnam) Ltd., Ho Chi Minh City

Country	Agent
WAEMU – Benin, Burkina Faso, Guinea-Bissau, Mali, Niger, Senegal, Togo	Société Générale de Banques en Côte d’Ivoire, Abidjan

WAEMU – Ivory Coast	Société Générale de Banques en Côte d’Ivoire, Abidjan

Zambia	Standard Chartered Bank Zambia Plc, Lusaka

Zimbabwe	Barclays Bank of Zimbabwe Limited, Harare

**	J.P. Morgan Affiliate

SCHEDULE 2

Form of Board Resolution

To: JPMorgan Chase Bank, N.A.

                     20

We hereby certify that the following is a true copy of the minutes of the Board of Trustees of FlexShares Trust* (the “Company”) which was duly called and held on July 14, 2011 and at which a duly qualified quorum was present throughout and entitled to vote.

RESOLVED, that the Board of Trustees (the “Board”) of FlexShares Trust (the “Trust”), having requested and received such information as it believes to be reasonably necessary to evaluate and consider the Global Custody Agreement between the Trust and J.P. Morgan Chase, N.A. (“J.P. Morgan”), (the “Custody Agreement”) pursuant to which J.P. Morgan shall act as custodian of the securities and cash owned by the Trust upon the terms and conditions and for the compensation provided therein, hereby approves the Custody Agreement presented at this meeting; and it is

FURTHER RESOLVED, that the Board hereby authorizes and directs the officers of the Trust to execute and deliver the Custody Agreement, substantially in the form presented at this meeting, containing such changes, additions or deletions as such officers may determine, with the advice of counsel, to be necessary or appropriate and evidenced by the execution and delivery of the Custody Agreement; and it is

FURTHER RESOLVED, that the Board determines, pursuant to Rule 17f-5 under the Investment Company Act of 1940, as amended (“1940 Act”), that it is reasonable to rely on a delegate to perform the responsibilities with respect to placing and maintaining the Trust’s Foreign Assets in the care of an Eligible Foreign Custodian (as such terms are defined in Rule 17f-5 under the 1940 Act), and hereby approves the delegation of such responsibilities to J.P. Morgan; and it is

FURTHER RESOLVED, that the Board delegates to Northern Trust Investments, Inc. (the “Adviser”) the responsibility for receiving information regarding custody arrangements from J.P. Morgan and transmitting material information (excluding any material changes in the Trust’s foreign custody arrangements) to the Board, consistent with its oversight responsibility; and it is

FURTHER RESOLVED, that the Board, pursuant to Rule 17f-7 under the 1940 Act, delegates to the Adviser the authority to decide whether to place and maintain the Trust’s assets with an Eligible Securities Depository (as such term is defined in Rule 17f-7 under the 1940 Act), subject to the oversight of the Board.

Director

Secretary

*	Name of Company in full.

SCHEDULE 3

J.P. Morgan Worldwide Securities Services Custody Restricted Markets Schedule

The following table identifies certain markets that J.P. Morgan has determined to be restricted markets and provides summary information about the nature of the restrictions applicable in each. J.P. Morgan reserves the right to update this Schedule from time to time upon notice to Customer.

Market	Restrictions
Costa Rica

Local currency will be held in a separate cash account that J.P. Morgan opens for the benefit of the Customer with J.P. Morgan’s Subcustodian.

If J.P. Morgan’s current Costa Rica Subcustodian exits the market or becomes an unacceptable provider of subcustody services, J.P. Morgan may cease to provide custody services with respect to Securities that are issued and safekept in Costa Rica. Although J.P. Morgan will work with customers to mitigate the impact of any decision to exit the market, it may not be practicable to give significant advance notice of the exit.

Iceland

Until further notice from J.P. Morgan, no deposits of Icelandic currency will be held in the Customer’s Cash Account except for the proceeds of sales of Icelandic Securities or where income and corporate action proceeds are paid in local currency.

Until further notice from J.P. Morgan, any credit of Icelandic currency to the Customer’s Cash Account with J.P. Morgan will be conditional and subject to reversal by J.P. Morgan upon notice to Customer except to the extent that the funds are able to be applied at Customer’s Instruction to the purchase of Icelandic Securities or J.P. Morgan is able to repatriate the funds from J.P. Morgan’s Icelandic Subcustodian via a foreign exchange transaction (upon Instruction received from Customer). In this regard, Customer will be entitled to no more than Customer’s pro rata share of any recoveries that J.P. Morgan is able to obtain, as reasonably determined by J.P. Morgan.

Lithuania

Until further notice from J.P. Morgan, no deposits of Lithuanian currency will be held in the Customer’s Cash Account except for any existing balances and future proceeds of sales of Lithuanian Securities or where income and corporate action proceeds are paid in local currency.

Until further notice from J.P. Morgan, any credit of Lithuanian currency to Customer’s Cash Account with J.P. Morgan will be conditional and subject to reversal by J.P. Morgan upon notice to Customer except to the extent that the funds are able to be applied at Customer’s direction to the purchase of Lithuanian Securities or J.P. Morgan is able to repatriate the funds from J.P. Morgan’s Lithuanian Subcustodian via a foreign exchange transaction (upon Instruction received from Customer). In this regard, Customer will be entitled to no more than Customer’s pro rata share of any recoveries that J.P. Morgan is able to obtain, as reasonably determined by J.P. Morgan.

Market	Restrictions
Palestine

Until further notice from J.P. Morgan, any credit of U.S. Dollars or Jordanian Dinars to the Customer’s Cash Account with J.P. Morgan applied at Customer’s direction to the purchase or sale of Palestine Securities will be conditional and subject to reversal by J.P. Morgan upon notice to Customer except to the extent that the funds are able to be repatriated or J.P. Morgan is able to repatriate the funds from J.P. Morgan’s Palestine Subcustodian via a capital remittance transaction (upon Instruction received from Customer). In this regard, Customer will be entitled to no more than Customer’s pro rata share of any recoveries that J.P. Morgan is able to obtain, as reasonably determined by J.P. Morgan.

The Palestine Autonomous Area is not a sovereign nation and institutions can be impacted by the internal political situation. Our subcustodian in Palestine, HSBC Bank Middle East Limited (“HSBC Palestine”), advises that the territories of the Palestinian Autonomous Area are subject to social and political unrest. There is no well defined legal system in place, no satisfactory mechanism for resolving any disputes and an embryonic oversight control of the Palestinian institutions. In the event of bankruptcy of the Palestine Stock Exchange who owns and operates the Central Depository and Settlement Department, there is no system of insurance in place and no mandate at the Palestine Monetary Authority to rescue a failing bank.

Clients should therefore be aware that, due to the political uncertainties and ongoing development, issues may arise in the territories in connection with any of the services which HSBC Palestine is providing under our subcustodian agreement with them.

As a result, J.P. Morgan wishes to highlight that there could be disruption in services, and that these disruptions or limitations in service would be considered as force majeure.

Russia (for Russian Equities only)

Customer should refer to the current version of the applicable J.P. Morgan’s Russia briefing memo regarding the registrar company system of recording ownership of equity Securities issued by a Russian issuer (“Russian Equities”). Registrar companies licensed in Russia to provide share registration services to an issuer of Russian Equities (“Russian Registrar Companies”) are not Securities Depositories or Subcustodians or otherwise agents of J.P. Morgan.

J.P. Morgan provides custody services with respect to Russian Equities only when held through a Russian securities depository in which the Russian Subcustodian participates or when the Russian Subcustodian has a contract with the applicable Russian Registrar Company. Customer should refer to the current version of the applicable Russia briefing memo for information concerning these contracts and steps J.P. Morgan currently takes to monitor the performance of Russian Registrar Companies.

J.P. Morgan’s responsibility with respect to the safekeeping of Russian Equities shall be limited to the safekeeping of the relevant notifications of share re-registration issued by a Russian Registrar Company in respect of the Russian Equities (“Russian Share Notifications”) and notifications issued by a Russian Securities Depository (“Russian Depository Notifications”).

Due to unclear standards in the Russian market with respect to the completion and submission of corporate action elections, J.P. Morgan will be subject to a “reasonable efforts” standard of care with respect to any Corporate Action related to Russian Equities. For clients settling through Russian Registrar Companies, proxy services are available where a contract is in place with the applicable Russian Registrar Company.

Ukraine (for Ukrainian Equities only)

Customer should refer to the current version of the applicable J.P. Morgan’s Ukraine briefing memo regarding the account structure and corporate action nuances of the Ukrainian market.

For client opening accounts in Ukraine and unincorporated client types in particular, due to unclear standards in the Ukrainian market with respect to the completion and submission of corporate action elections, J.P. Morgan will be subject to a “reasonable efforts” standard of care with respect to any Corporate Action related to equity Securities issued by an Ukrainian issuer (“Ukrainian Equities”).

Market	Restrictions
West African Economic and Monetary Union (“WAEMU”)

Local currency will be held in a separate cash account that J.P. Morgan opens for the benefit of the Customer with J.P. Morgan’s Subcustodian.

If J.P. Morgan’s current WAEMU Subcustodian exits the market or becomes an unacceptable provider of subcustody services, or if market conditions otherwise deteriorate within one or more of the member states of WAEMU, J.P. Morgan may cease to provide custody services with respect to Securities issued in member states of WAEMU that are settled at Dépositaire Central/Banque de Règlement S.A. (DC/BR). Although J.P. Morgan will work with customers to mitigate the impact of any decision to exit the market, it may not be practicable to give significant advance notice of the exit.

Zimbabwe

Until further notice from J.P. Morgan, any credit of U.S. Dollars to the Customer’s Cash Account with J.P. Morgan applied at Customer’s direction to the purchase or sale of Zimbabwe Securities will be conditional and subject to reversal by J.P. Morgan upon notice to Customer except to the extent that the funds are able to be repatriated or J.P. Morgan is able to repatriate the funds from J.P. Morgan’s Zimbabwe Subcustodian via a capital remittance transaction (upon Instruction received from Customer). In this regard, Customer will be entitled to no more than Customer’s pro rata share of any recoveries that J.P. Morgan is able to obtain, as reasonably determined by J.P. Morgan.

If J.P. Morgan’s current Zimbabwe Subcustodian exits the market or becomes an unacceptable provider of subcustody services, or if market conditions otherwise deteriorate, J.P. Morgan may cease to provide custody services with respect to Securities that are issued and safekept in Zimbabwe. Although J.P. Morgan will work with customers to mitigate the impact of any decision to exit the market, it may not be practicable to give significant advance notice of the exit.

U.K. Client Money Terms

Funds held in cash accounts that J.P. Morgan opens with a Subcustodian for the benefit of Customer will be subject to the protections of the U.K. Client Money Rules and the account treated as a Designated Client Money Account for purposes of those rules. In this regard, J.P. Morgan shall not place any of its proprietary funds in any of these cash accounts. However, Customer’s funds in these cash accounts may be commingled (though distinguishable via books and records kept at J.P. Morgan) with funds belonging to other J.P. Morgan clients. These cash accounts are not an obligation of J.P. Morgan. In cases where the market is located outside of the European Economic Area (“EEA”), the accounts may be subject to the laws of the market in which the Subcustodian operates the account. As a result, the Customer’s rights relating to such time deposits may differ from its rights in time deposits held at banks in the EEA. In the event that the Subcustodian pays interest on any of these cash accounts, the Customer shall be entitled to its proportionate share of that interest.

ANNEX A

Electronic Access

1. J.P. Morgan may permit the Customer and its Authorized Persons to access certain electronic systems, applications and Data (as defined below) in connection with the Agreement (collectively, the “Products”). J.P. Morgan may, from time to time, introduce new features to the Products or otherwise modify or delete existing features of the Products in its sole discretion. J.P. Morgan shall endeavor to give the Customer reasonable notice of its termination or suspension of access to the Products, but may do so immediately if J.P. Morgan determines, in its sole discretion, that providing access to the Products would violate Applicable Law or that the security or integrity of the Products is at risk. Access to the Products shall be subject to the Security Procedures.

2. In consideration of the fees paid by the Customer to J.P. Morgan and subject to any applicable software license addendum in relation to J.P. Morgan-owned or sublicensed software provided for a particular application and Applicable Law, J.P. Morgan grants to the Customer a non-exclusive, non-transferable, limited and revocable license to use the Products and the information and data made available through the Products (the “Data”) for the Customer’s internal business use only. The Customer may download the Data and print out hard copies for its reference, provided that it does not remove any copyright or other notices contained therein. The license granted herein will permit use by Customer’s Authorized Person, provided that such use shall be in compliance with the Agreement, including this Annex.

3. The Customer acknowledges that there are security, corruption, transaction error and access availability risks associated with using open networks such as the internet, and the Customer hereby expressly assumes such risks. The Customer is solely responsible for obtaining, maintaining and operating all software (including antivirus software, anti-spyware software, and other internet security software) and personnel necessary for the Customer to access and use the Products. All such software must be interoperable with J.P. Morgan’s software. Each of the Customer and J.P. Morgan shall be responsible for the proper functioning, maintenance and security of its own systems, services, software and other equipment.

4. In cases where J.P. Morgan’s web site is unexpectedly down or otherwise unavailable, J.P. Morgan shall, absent a force majeure event, provide other appropriate means for the Customer or its Authorized Persons to instruct J.P. Morgan or obtain reports from J.P. Morgan. J.P. Morgan shall not be liable for any Liabilities arising out of Customer’s use of, access to or inability to use the Products via J.P. Morgan’s web site in the absence of J.P. Morgan’s gross negligence or willful misconduct.

5. Use of the Products may be monitored, tracked, and recorded. In using the Products, the Customer hereby expressly consents to such monitoring, tracking, and recording. Individuals and organizations should have no expectation of privacy unless local law, regulation, or contract provides otherwise. J.P. Morgan shall own all right, title and interest in the data reflecting Customer usage of the Products or J.P. Morgan’s web site (including, but not limited to, general usage data and aggregated transaction data). J.P. Morgan may use and sublicense data obtained by it regarding the Customer’s use of the Products or J.P. Morgan’s website, as long as J.P. Morgan does not disclose to others that the Customer was the source of such data or the details of individual transactions effected using the Products or web site.

6. The Customer shall not knowingly use the Products to transmit (i) any virus, worm, or destructive element or any programs or data that may be reasonably expected to interfere with or disrupt the Products or servers connected to the Products; (ii) material that violates the rights of another, including but not limited to the intellectual property rights of another; and (iii) “junk mail”, “spam”, “chain letters” or unsolicited mass distribution of e-mail.

7. The Customer shall promptly and accurately designate in writing to J.P. Morgan the geographic location of its users upon written request. The Customer further represents and warrants to J.P. Morgan that the Customer shall not access the service from any jurisdiction which J.P. Morgan informs the Customer or where the Customer has actual knowledge that the service is not authorized for use due to local regulations or laws, including applicable software export rules and regulations. Prior to submitting any document which designates the persons authorized to act on the Customer’s behalf, the Customer shall obtain from each individual referred to in such document all necessary consents to enable J.P. Morgan to process the data set out therein for the purposes of providing the Products.

8. The Customer will be subject to and shall comply with all applicable laws, rules and regulations concerning restricting collection, use, disclosure, processing and free movement of the Data (collectively, the “Privacy Regulations”). The Privacy Regulations may include, as applicable, the Federal “Privacy of Consumer Financial Information” Regulation (12 CFR Part 30), as amended from time to time, issued pursuant to Section 504 of the Gramm-Leach-Bliley Act of 1999 (15 U.S.C. §6801, et seq.), the Health and Insurance Portability and Accountability Act of 1996 (42 U.S.C. §1320d), The Data Protection Act 1998 and Directive 95/46/EC of the European Parliament and of the Council of 24 October 1995 on the protection of individuals with regard to processing of personal data and the free movement of such data.

9. The Customer shall be responsible for the compliance of its Authorized Persons with the terms of the Agreement, including this Annex.

CUSTODY AGREEMENT

APPENDIX A

LIST OF FUNDS

1.	FlexSharesSM Morningstar US Market Factor Tilt Index Fund
2.	FlexSharesSM Morningstar World ex-US Market Factor Tilt Index Fund
3.	FlexSharesSM Morningstar Emerging Markets Factor Tilt Index Fund
4.	FlexSharesSM Morningstar Global Upstream Natural Resources Index Fund
5.	FlexSharesSM iBoxx 3-Year Target Duration TIPS Index Fund
6.	FlexSharesSM iBoxx 5-Year Target Duration TIPS Index Fund
7.	FlexSharesSM iBoxx 7-Year Target Duration TIPS Index Fund